Exhibit 10.1

July 29, 2026

Paul Lalljie

Dear Paul,

On behalf of Powerfleet, Inc. (the “Company”), I am pleased to confirm our offer for full-time employment as Chief Financial Officer, reporting to Steve Towe, President and Chief Executive Officer. Your start date will be mutually determined between you and the Company.

You will receive a semi-monthly salary of $19,791.67, which is equivalent to $475,000 on an annual basis. You will be eligible to participate in the Global Bonus Plan. As part of this Global Bonus Plan, you will be eligible to receive an annual bonus based on a target award of 85% of your base salary subject to the terms of the Global Bonus Plan, as approved annually by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”). In connection with the commencement of your employment, you will receive:

(i) a one-time cash sign-on bonus of $100,000, less applicable withholdings, payable as soon as is practicable; and

(ii) a one-time grant of 225,000 restricted stock units (“RSUs”), vesting ratably on each of the first three anniversaries of the grant date, and a one-time grant of 225,000 performance-based stock units (“PSUs”), which shall be subject to your continuous employment through March 31, 2029 (the “Performance Period”). If during the Performance Period, the closing share price of the Company’s common stock is at or exceeds $5/share for 20 consecutive trading days, you shall receive payment equivalent to 25% of the PSUs in shares of common stock; if the closing share price is at or exceeds $8/share for 20 consecutive trading days, you shall receive payment equivalent to 100% of the PSUs in shares of common stock; and if the closing share price is at or exceeds $11/share for 20 consecutive trading days, you shall receive payment equivalent to 150% of the PSUs in shares of common stock. In all cases, the payment shall be subject to the continuous employment requirement and shall be made at the conclusion of the Performance Period. Each grant shall be made under the Company’s 2018 Incentive Plan, as amended.

If your employment terminates for Cause or resignation without Good Reason (as both are defined in the Severance Agreement, defined below) within 12 months of your Start Date, you agree to repay the Company a pro-rated portion of the cash sign-on bonus following 100% repayment for employment of less than twelve (12) months and 50% repayment for less than eighteen (18) months of employment.

Additionally, you will be included in Powerfleet, Inc.’s Long-Term Incentive Program (the “LTIP”). For the fiscal year ending March 31, 2027, pursuant to the LTIP, you should expect to receive an equity grant equivalent to $2,000,000, subject to the approval of the Compensation Committee. In future years, you shall receive additional annual grants as approved by the Compensation Committee and subject to the terms of the LTIP.

During your employment with the Company, you will be entitled to all the Company’s current customary employee benefits, subject to plan eligibility requirements. A highlight of our benefits includes:

1.	Health Insurance: Commencing on the first day of employment, you will be eligible to enroll in all the Company’s benefit offerings including medical, dental, vision, long-term disability, short-term disability, life insurance, cancer care, accident indemnity, flexible spending, and dependent care programs.
2.	Company Savings Plan: Within the first month of your employment, you will be automatically enrolled in the Company’s 401(k) plan with the ability to cease participation or change your contribution at any time. The Company currently matches employee contributions up to 3%.
3.	Paid Time-Off: You will accrue and be eligible to take Paid Time Off in accordance with the Company’s policies in effect from time to time.

Your employment is contingent upon receipt of proof of eligibility to work in the United States. This offer is additionally contingent upon successful completion of our reference checking processes and background investigation (which may include criminal, consumer credit, driving and check of educational credentials), and your execution and delivery of the Company’s Confidentiality and Non-Competition Agreement.

Although we hope that your employment with us is mutually satisfactory, employment at the Company is “at will.” This means that, just as you may resign from the Company at any time with or without cause, the Company has the right to terminate this employment relationship with or without cause at any time. Neither this letter nor any other communication, either written or oral, should be construed as a contract of employment. By signing this letter below, you agree that during your employment and at all times thereafter, you shall not use or disclose, in whole or in part, any of the Company’s or its customers’ or affiliates’ trade secrets, confidential and proprietary information, including without limitation, product information, customer lists and information, to any person, firm, corporation, or other entity for any reason or purpose whatsoever other than in the course of your employment with the Company or with the prior written permission of the Company’s CEO.

On or before your start date, you shall receive a severance agreement pursuant to which you shall be eligible to receive severance upon certain termination events (the “Severance Agreement”). As an additional term and condition of your employment, you also will be required to execute the annexed employee non-disclosure, assignment of inventions, and non-solicitation agreement (the “Covenants Agreement”), the terms of which are in addition to the terms of this offer letter. By executing this letter below, you also represent and warrant to the Company that you are not a party to, or otherwise bound by, any confidentiality, non-solicitation, non-competition or similar agreement that would prohibit, prevent, inhibit, limit, or conflict with the performance of your duties to the Company.

Congratulations, Paul! We are excited to have you as part of our team and believe that based on your skills as you have outlined them to us, you will be a positive addition to our team. Please sign and date one copy of this letter and return it to me along with a signed and dated copy of the Covenants Agreement.

Sincerely,

/s/ Melissa Garza

Melissa Garza

Chief Human Resources Officer

/s/ Paul Lalljie	August 10, 2026
Paul Lalljie	Date